UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     May 23, 2003

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                    1-123              61-0243150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 5.

On May 23, 2003, Brown-Forman Corporation issued a press release announcing the resignation of Larry Probus, senior vice president and director of finance, effective May 30, 2003. A copy of Brown-Forman Corporation's press release is attached hereto as Exhibit 99.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   May 27, 2003                      By:  /s/ Michael B. Crutcher
                                                Michael B. Crutcher
                                                Senior Vice President,
                                                General Counsel and Secretary


Exhibit Index
(99)  Press Release, dated May 23, 2003, issued by Brown-Forman Corporation

                                                                   Exhibit 99

FOR IMMEDIATE RELEASE

BROWN-FORMAN'S DIRECTOR OF FINANCE TO LEAVE COMPANY

Louisville, KY, February 24, 2003 - Brown-Forman Corporation announced today that Larry Probus, senior vice president and director of finance, is resigning to become senior vice president of World Vision U.S., a major humanitarian worldwide relief organization. Based in Seattle, World Vision U.S. raises and distributes more than $550 million annually to 100 participating countries, primarily to help children who are victims of poverty, malnutrition, and disease. Probus will be responsible for the finance, IT, and legal functions of World Vision U.S.

"Larry Probus is an outstanding employee who has made many contributions to our company over the last 22 years," said Phoebe Wood, chief financial officer of Brown-Forman. "We are truly sorry that Larry is leaving, but we admire his commitment in joining this benevolent organization."

Probus joined Brown-Forman in 1981 and has served in several key executive positions, including vice president of corporate development, head of business planning and analysis, and controller. His last day at Brown-Forman will be May 30, 2003, and a search is underway for a successor.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Canadian Mist, Southern Comfort, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware, and Hartmann Luggage.

For more information, contact Phil Lynch, Vice President, Director of Corporate Communications and Services, at 502-774-7928.